UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 11, 2011

GraphOn Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation)	0-21683 (Commission File No.)	13-3899021 (IRS Employer Identification No.)

5400 Soquel Avenue, Suite A-2
Santa Cruz, California 95062
(Address of principal executive offices)

Registrant’s telephone number:  (800) 472-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On October 11, 2011, we engaged ipCapital Group, Inc., an affiliate of John Cronin, who is one of our directors, to assist us in the execution of our strategic decision to significantly strengthen, grow and commercially exploit our intellectual property assets.

Our engagement agreement with ipCapital affords us the right to request ipCapital to perform up to eleven diverse services, employing its proprietary software and other processes and methodologies, to facilitate our ability to identify and extract from our current intellectual property base new inventions, potential patent applications, and marketing and licensing techniques, among other opportunities. We will decide in our sole discretion how many of these services, whose cost to us will range from $10,000 to $60,000 per service, to request. Should we request ipCapital to perform all of these services, the cost to us will aggregate $370,000, which we expect would be expended over a continuous period of seven to nine months. Two additional services will be made available to us should we request their performance at no additional cost.

In addition to the fees we have agreed to pay ipCapital for its services, we issued ipCapital a five-year warrant to purchase up to 400,000 shares of our common stock at an initial price of $0.26 per share. The warrant will become exercisable to the extent of 200,000 of these shares in three equal annual installments commencing on October 11, 2012, and to the extent of the remaining 200,000 shares, upon the completion to our satisfaction of all services that we have requested ipCapital to perform on our behalf under the engagement agreement. We believe that these fees, together with the issuance of the warrant, constitute no greater compensation that we would be required to pay to an unaffiliated person for substantially similar services.

We refer you to our engagement agreement with ipCapital and to the warrant we issued to ipCapital, both of which are attached as exhibits hereto, for more detailed information with regard to this transaction.

Item 9.01.   Financial Statements and Exhibits.

Exhibits:

Exhibit No.	Description

4.1	Warrant to Purchase Common Stock, dated October 11, 2011
10.1	Engagement Agreement, dated October 11, 2011, between ipCapital Group, Inc. and GraphOn Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2011

GRAPHON CORPORATION

By:          /s/ William Swain
Name:  William Swain
Title:  Chief Financial Officer